Independent Auditors' Consent



The Board of Directors and Stockholders
Cruise America, Inc.:

     We consent to incorporation by reference in the Registration Statements (No. 33-36643) on Form S-4 and (No. 33-20775) on Form S-8 of Cruise America, Inc. of our report dated July 25, 1995, relating to the consolidated balance sheets of Cruise America, Inc. and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1995, which report appears in the April 30, 1995 Annual Report on Form 10-K of Cruise America, Inc.


                                                          KPMG Peat Marwick LLP
Phoenix, Arizona
July 25, 1995